                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                   REFAC TECHNOLOGY DEVELOPMENT CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                    REFAC TECHNOLOGY DEVELOPMENT CORPORATION
                 122 East 42nd Street, New York, New York 10168


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on May 10, 1999


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of REFAC Technology Development Corporation, a Delaware corporation (the "Corporation"), will be held at the Board of Governors' Room of the American Stock Exchange, 86 Trinity Place, New York, New York, on Monday, May 10, 1999, at 10:00 A.M., New York City time, for the following purposes:

       1. To elect directors of the Corporation;

       2. To approve an amendment to the Restated and Amended Certificate of Incorporation to change the Corporation's name to "REFAC" (the "Amendment"); and

       3. To transact such other business as may properly come before the meeting and any and all adjournments thereof.

     The Board of Directors has fixed the close of business on March 29, 1999 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting.

     A copy of the Corporation's Annual Report for the year ended December 31, 1998 is sent to you herewith.

     To assure your representation at the meeting, please sign, date and return your proxy in the enclosed envelope, which requires no postage if mailed in the United States.


                                    By Order of the Board of Directors



                                    Robert L. Tuchman
                                    Chairman of the Board

                  REFAC  TECHNOLOGY  DEVELOPMENT  CORPORATION
                 122 East 42nd Street, New York, New York 10168

                                PROXY STATEMENT

                 ANNUAL MEETING OF STOCKHOLDERS - MAY 10, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of REFAC Technology Development Corporation, a Delaware corporation (the "Corporation"), to be used at the Annual Meeting of Stockholders of the Corporation to be held at the Board of Governors' Room of the American Stock Exchange, 86 Trinity Place, New York, New York, on May 10, 1999, at 10:00 A.M., New York City time.

     You are requested to complete, date and sign the accompanying proxy and return it to the Corporation in the enclosed envelope. The proxy may be revoked at any time before it is exercised by written notice to the Corporation bearing a later date than the date on the proxy and any stockholder attending the meeting may vote in person whether or not he has previously submitted a proxy. Where instructions are indicated, proxies will be voted in accordance therewith. Where no instructions are indicated, proxies will be voted for the nominees for directors set forth below and for the approval of the Amendment.

     The Board of Directors has fixed the close of business on March 29, 1999 as the record date (the "Record Date") for the determination of stockholders who are entitled to notice of and to vote at the meeting. The transfer books of the Corporation will not be closed. As of the Record Date, the outstanding shares of the Corporation entitled to vote were 3,795,261 shares of common stock, par value $.10 per share ("Common Stock"), the holders of which are entitled to one vote per share.

     The presence in person or by proxy of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote will constitute a quorum. A plurality of the votes of the shares of Common Stock present at the meeting will be necessary for the election of directors of the Corporation. Under applicable Delaware law, in tabulating the vote, abstentions (including broker nonvotes) will be disregarded and will have no effect on the outcome of the vote. The approval of the adoption of the Amendment to the Corporation's Restated and Amended Certificate of Incorporation (the "Certificate of Incorporation") to change its name from REFAC Technology Development Corporation to "REFAC" will require the affirmative vote of the majority of the Corporation's outstanding shares of common stock. Under applicable Delaware laws, in tabulating the vote, abstentions (including broker nonvotes) will be counted and will have the same effect as a vote against the proposal.

     This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy are being mailed to the Corporation's stockholders on or about April 5, 1999. A copy of the Corporation's Annual Report for the year ended December 31, 1998 is also enclosed.

     EACH STOCKHOLDER OF RECORD OR BENEFICIALLY AS OF THE RECORD DATE FOR SECURITY HOLDERS ENTITLED TO VOTE AT THE MEETING WILL BE ENTITLED, UPON WRITTEN REQUEST, TO RECEIVE FROM THE CORPORATION, WITHOUT CHARGE, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE MADE TO STOCKHOLDER RELATIONS AT THE ADDRESS OF THE CORPORATION SET FORTH ABOVE.

                             PRINCIPAL STOCKHOLDERS

     On the Record Date, to the knowledge of the Corporation, the persons listed below were the only beneficial owners of more than five percent of the outstanding shares of Common Stock. The Corporation has no other class of voting securities outstanding. Information regarding the persons or entities set forth below is based upon information contained in filings made with the Securities and Exchange Commission by such persons or entities.

      Name and Address of                Amount and Nature         Percentage of
      Beneficial Owner                 of Beneficial Ownership   Outstanding Shares
      -------------------              ------------------------  -------------------

  Dimensional Fund Advisors Inc.
  1299 Ocean Avenue, 11/th/ Floor
  Santa Monica, CA 90401                        320,442 (1)                 8.4%

  Robert L. Tuchman
  122 East 42/nd/ Street
  New York, NY 10168                            263,000 (2)                 6.7%

  ZPR Investment Management, Inc.
  1642 N. Volusia Avenue
  Orange City, FL 32763                         223,200                     5.9%
-------

(1) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 320,442 shares of the Corporation's Common Stock as of December 31, 1998, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(2) Includes 160,000 shares of Common Stock which would be acquired upon the exercise of stock options which are exercisable immediately or within sixty days.


                        SECURITY OWNERSHIP OF MANAGEMENT

     On the Record Date, the directors listed below and all officers and directors as a group beneficially owned the following equity securities of the Corporation, including options to purchase shares of Common Stock of the
Corporation:



                                           Common Stock of the Corporation
----------------------

                                            Amount and Nature of
Name of                                Beneficial         Percent of         Percent of
Beneficial Owner                         Ownership (1)     Class (2)           Options
------------------------------------    ------------    -  ---------          --------
    Neil R. Austrian................      8,000  (3)            .2%            10,000
    Raymond A. Cardonne, Jr.........      9,000  (4)            .2%            35,000
    Robin L. Farkas.................     32,096  (3)            .8%            10,000
    Elliott S. Greller..............      6,380  (5)            .2%            35,000
    Mark N. Kaplan..................     22,828  (3)            .6%            10,000
    Herbert W. Leonard..............     79,963  (3)           2.1%            10,000
    Douglas M. Spranger.............     52,013  (6)           1.4%            45,000
    Robert L. Tuchman...............    263,000  (7)           6.7%           250,000
    Ira T. Wender...................      9,000  (3)            .2%            10,000
    Officers and Directors
      as a Group (9 persons)........    482,280  (8)          11.3%           415,000 (9)
----------

(1) Except as otherwise described in these Notes, for the purposes of the above table and the following Notes, the securities shown as "beneficially owned" include all securities which, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may be deemed to be "beneficially owned," including, without limitation, all securities which the "beneficial owner" has the right to acquire within sixty days, as, for example, through the exercise of any option. Unless otherwise noted, all officers and directors have sole voting and investment power with respect to securities beneficially owned by them.

(2) The percentage of ownership of the Common Stock set forth in the above table has been calculated by dividing (i) the aggregate number of shares of Common Stock which may be deemed to be "beneficially owned" as explained in Note (1) above, by (ii) the number of shares of Common Stock actually outstanding plus the additional number of shares of Common Stock which such "beneficial owner" would be deemed to "beneficially own" assuming the exercise of all options which are exercisable immediately or within sixty days by such beneficial owner and assuming no other acquisitions of shares of Common Stock through the exercise of any option, warrant, right or conversion of any security convertible into such shares by any other person.

(3) Includes 8,000 shares of Common Stock which would be acquired upon the exercise of options which are exercisable immediately or within sixty days.

(4) Includes 9,000 shares of Common Stock which would be acquired upon the exercise of options which are exercisable immediately or within sixty days.

(5) Includes 6,380 shares of Common Stock which would be acquired upon the exercise of options which are exercisable immediately or within sixty days.

(6) Includes 16,200 shares of Common Stock which would be acquired upon the exercise of options which are exercisable immediately or within sixty days.

(7) Includes 160,000 shares of Common Stock which would be acquired upon the exercise of options which are exercisable immediately or within sixty days.

(8) Includes an aggregate of 231,580 shares of Common Stock which such persons would acquire upon the exercise of options which are exercisable immediately or within sixty days.

(9) Consists of 231,580 options which are exercisable immediately or within sixty days, and 183,420 options which are not exercisable immediately or within sixty days.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     Seven directors of the Corporation are to be elected at the meeting. The directors will serve, subject to the By-Laws of the Corporation, until the Annual Meeting of Stockholders to be held in 2000 and until their respective successors shall have been elected and qualified.

     It is the intention of the individuals named in the enclosed proxy to vote such proxy for the election as directors of the persons named in the table below entitled "Identification of Directors." Each of the persons named below was elected to such position at the Corporation's Annual Meeting of Stockholders in 1998. The term of office of each such director of the Corporation will expire on the date of the Corporation's Annual Meeting of Stockholders in 2000 and upon the election and qualification of each such director's successor. The Board of Directors of the Corporation has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, should any of them become unwilling or unable to accept nomination for election, it is intended that the individuals named in the enclosed proxy may vote for the election of such other persons as the Board of Directors of the Corporation may recommend.



(a)  Identification of Directors

--------------------------------------------------------------------------------------------------------
                                                                                              Served
                                                                                            Continuously
                                                                                            as Director
Name                                Age        Principal Occupation or Employment (1)         Since
-------------------------------------------------------------------------------------------------------

Neil R. Austrian                     58         President, National Football League            1980
                                                (Professional Sports)

Robin L. Farkas (2)                  65         Private investor                               1976

Mark N. Kaplan                       69         Partner, Skadden, Arps, Slate,                 1967
                                                Meagher & Flom LLP (Attorneys)

Herbert W. Leonard                   73         President, Hamilton Associates                 1967
                                                (Consulting)

Douglas M. Spranger (3)              51         Senior Vice President, REFAC Technology        1998
                                                Development Corporation and REFAC
                                                International, Ltd., Chief Executive Officer


--------------------------------------------------------------------------------------------------------
                                                                                              Served
                                                                                            Continuously
                                                                                            as Director
Name                                Age        Principal Occupation or Employment (1)         Since
-------------------------------------------------------------------------------------------------------

                                                of Human Factors Industrial Design Division
                                               (Product design and development)

Robert L. Tuchman (4)                56         Chairman, President, Chief Executive Officer   1991
                                                and General Counsel, REFAC Technology
                                                Development Corporation

Ira T. Wender (5)                    72         Of Counsel, Patterson, Belknap, Webb           1981
                                                  & Tyler (Attorneys)

(1) Unless otherwise noted, the principal occupation or employment of each individual set forth in this table has been such individual's principal occupation or employment for the past five years and no such individual holds another position or office with the Corporation.

(2) Robin L. Farkas was the Chairman of the Board of Directors and Chief Executive Officer of Alexander's Inc., a retailer, from prior to 1986 to 1994 when he retired.

(3) Douglas M. Spranger has been the Chief Executive Officer of Human Factors Industrial Design, Inc. since its formation in 1974. Human Factors Industrial Design, Inc., which was acquired by the Corporation in November, 1997, was merged into the Corporation's wholly owned subsidiary, REFAC International, Inc., on December 31, 1998. Mr. Spranger became the Senior Vice President of REFAC International, Ltd. in December, 1998 and relinquished the position of President of the Human Factors Industrial Design Division ("Human Factors") to Bert D. Heinzelman. Mr. Heinzelman will also assume the position of Chief Executive Officer of Human Factors when the Corporation relocates to its new facilities in late spring, 1999.

(4) Robert L. Tuchman succeeded Eugene M. Lang as the Chief Executive Officer of the Corporation on January 6, 1997 and as Chairman of the Board of Directors on June 30, 1997. From August 1, 1991 to January 6, 1997, he served as the Corporation's President and Chief Operating Officer. He is also the Corporation's General Counsel and was the Corporation's Treasurer from May, 1994 to March, 1997.

(5) Ira T. Wender has been of counsel to the law firm of Patterson, Belknap, Webb & Tyler since January, 1994. He was a partner in such law firm from January, 1988 to December, 1993. He was also Chairman of Perry Ellis International, Inc. from January, 1994 to October, 1994.

   (b)  Directorships
   ------------------

   The following nominees for director of the Corporation additionally serve as director for the following companies registered pursuant to Section 12 or subject to Section 15 (d) of the Exchange Act and registered investment companies.

              Name               Directorships of Nominees
              ------             -------------------------

          Neil R. Austrian       BT Alex Brown Inc.
                                 Office Depot, Inc.

          Robin L. Farkas        Insignia Financial Group Inc.
                                 Noodle Kidoodle, Inc.

          Mark N. Kaplan         American Biltrite, Inc.
                                 Congoleum, Inc.
                                 DRS Technologies, Inc.
                                 Grey Advertising Inc.
                                 MovieFone, Inc.
                                 Volt Information Sciences, Inc.

          Ira T. Wender          Deotoxis, Inc.
                                 Dime Bancorp, Inc.
                                 United Investors Realty Trust


     (c)  Committees
     ---------------

   The Board of Directors has established and currently maintains as standing committees an Audit Committee and a Compensation Committee. The Corporation does not have a standing Nominating Committee.

   Audit Committee - This committee was established at the November, 1991 Board
   ---------------
meeting. The Audit Committee meets periodically with the Corporation's Independent Auditors to review plans for the audit and the audit results. The Audit Committee makes recommendations to the full Board as to the engagement or discharge of the Independent Auditors and reviews financial statements, accounting policies, tax and other matters for compliance with the requirements of the Financial Accounting Standards Board and government regulatory agencies. The Audit Committee consists of three directors: Mark N. Kaplan, Herbert W. Leonard and Ira T. Wender. This Committee met once in 1998.

   Compensation Committee - This committee administers the executive
   ----------------------
compensation and benefit plans and grants under such plans. The Compensation Committee consists of three directors: Neil R. Austrian, Mark N. Kaplan and Ira
T. Wender. This Committee met once in 1998. For further information regarding executive compensation, see "Compensation Committee Report on Executive Compensation," page 11.

   (d)  Meetings of Board of Directors
   -----------------------------------

   During the last fiscal year, four meetings of the Board of Directors of the Corporation were held. During such period, except for Neil R. Austrian, none of the directors attended fewer than 75% of an aggregate of the meetings of the Board and Board Committees of which he was a member. Mr. Austrian attended the Annual Meeting of Stockholders, the Compensation Committee meeting and 25% of the Board meetings.

     (e)  1998 Annual Meeting of Stockholders
     ----------------------------------------

     At the last Annual Meeting of Stockholders of the Corporation, held in 1998, approximately 94% of the outstanding shares of Common Stock was present at the meeting in person or by proxy. Each director received votes for his election in excess of 92% of such shares.

     (f)  Directors' fees
     --------------------

     Each director who is not also an employee of or consultant to the Corporation was paid the sum of $1,000 for each meeting of the Board of Directors attended in 1998. No additional payments were made with respect to service on or attendance at the meetings of any committee established by the Board.

         (g)  Vote Required
         ------------------

     Election of the directors of the Corporation will require the affirmative vote of a plurality of the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.


                                   PROPOSAL 2

APPROVAL OF THE AMENDMENT TO CHANGE THE CORPORATION'S NAME FROM REFAC TECHNOLOGY
                       DEVELOPMENT CORPORATION TO REFAC.

     The Board of Directors has recommended, and at the meeting, the stockholders will be asked to approve an amendment to the Corporation's Certificate of Incorporation to change its name from REFAC Technology Development Corporation to "REFAC" (the "Amendment"). The Board believes that the change of name is appropriate given the broadening of the Corporation's services and capabilities. If Proposal 2 is adopted, Article FIRST of the Corporation's Certificate of Incorporation will be amended to read in its entirety as follows:

       "FIRST: The name of the corporation is "REFAC" (hereinafter the "Corporation")."

VOTE REQUIRED

   Approval of the Plan will require the affirmative vote of stockholders representing a majority of the Corporation's outstanding shares.

BOARD RECOMMENDATION

   The Board unanimously recommends a vote FOR approval of the Amendment. Proxies solicited by management will be voted FOR the proposal to adopt the Amendment unless a vote AGAINST the proposal or ABSTENTION is specifically indicated.

                       REMUNERATION OF EXECUTIVE OFFICERS
                       ----------------------------------

   The following table presents the aggregate compensation for services in all capacities paid by the Corporation and its subsidiaries in respect of the years ended December 31, 1998, 1997 and 1996 to the Chief Executive Officer and each of the executive officers of the Corporation whose aggregate compensation exceeded $100,000 (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                             Securities
                                                  Annual Compensation       Underlying
                                                 ----------------------    Options/SARs   All Other
Name and Position                            Year       Salary     Bonus       (#)      Compensation (4)
---------------------------------------  ------------  ---------  -------  -----------  ----------------

Robert L. Tuchman, Chairman,                  1998     $260,000    $69,196      50,000            -
  President, Chief Executive Officer,         1997     $250,000    $50,000           -       $1,000
  Treasurer and General Counsel               1996     $250,000          -     100,000       $1,000

Douglas M. Spranger                           1998     $226,840          -           -            -
  Senior Vice President (1)                   1997     $ 24,462          -      45,000            -

Raymond A. Cardonne, Jr.                      1998     $121,115    $ 7,500      35,000            -
  Vice President and Secretary (2)

Elliott S. Greller                            1998     $142,666    $ 5,000      35,000            -
  Vice President, Treasurer
  and Chief Financial Officer (3)

__________

(1) Mr. Spranger has been the Chief Executive Officer of Human Factors Industrial Design, Inc. since its formation in 1974. Human Factors Industrial Design, Inc., which was acquired by the Corporation in November, 1997, was merged into the Corporation's wholly owned subsidiary, REFAC International, Ltd., on December 31, 1998. Mr. Spranger became a Senior Vice President of REFAC International, Ltd. in December, 1998.

(2) Raymond A. Cardonne, Jr. joined the Corporation in December, 1997.

(3) Elliott S. Greller joined the Corporation as President of REFAC Services Corporation on a part-time basis in March, 1998 and became the Corporation's Chief Financial Officer on a full-time basis in October, 1998.

(4) The Corporation offers a 401(k) Savings Plan to all classes of employees. Prior to calendar year 1998, the Corporation matched employee contributions to the extent of $1,000. The amount shown represents the Corporation's matching contribution to this plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     During 1998, the following Named Executives were issued stock options pursuant to the 1990 Stock Option and Incentive Plan and the 1998 Stock Option and Incentive Plan as described below.


                                            Percent                            Potential Realizable
                                Number        of                                Value At Assumed
                                  of         Total                            Annual Rates of Stock
                              Securities    Options                           Price Appreciation for
                              Underlying    Granted                                Option Price
                                Options       to        Exercise              ----------------------
                              Granted (1)  Employees     Price    Expiration            --
                                            in 1998     Per Share   Date         5%         10%
---------------------------------------------------------------------------------------------------
Robert L. Tuchman (2)           50,000        17.6%     $10.00    12/15/08     $84,173     $428,364
Raymond A. Cardonne, Jr.        25,000         8.8%     $ 9.50    03/17/08     $44,127     $194,765
Raymond A. Cardonne, Jr.        10,000         3.5%     $ 6.88    12/15/08     $48,085     $116,923
Elliott S. Greller               8,000         2.8%     $ 9.50    03/17/08     $14,121     $ 62,325
Elliott S. Greller              17,000         6.0%     $12.00    05/10/08           -     $ 94,111
Elliott S. Greller              10,000         3.5%     $ 6.88    12/15/08     $48,085     $116,923

_______

(1) The options were granted under the 1990 and 1998 Stock Option and Incentive Plans. The option exercise price is the fair market value at the date of award. The options have a term of ten years and become exercisable over the first six years of the term of the option.

(2) The fair market value of the Corporation's Common Stock on the date of the grant was $6.875.


     No options were exercised by the Named Executives during 1998. The following table reflects the value of all stock options held by the Named Executives as of December 31, 1998.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR &
                       FISCAL YEAR-END OPTION/SAR VALUES

                              Number of Securities
                                   Underlying
                              Unexercised Options
                               At Fiscal Year-End
------------------------------------------------------------------------------
                                             Not                       Not
Name                        Exercisable  Exercisable  Exercisable  Exercisable
------------------------------------------------------------------------------
Robert L. Tuchman               160,000       90,000      $65,625         --

Douglas M. Spranger              16,200       28,800          --          --

Raymond A. Cardonne, Jr.          5,000       30,000          --        $3,125

Elliott S. Greller                5,000       30,000          --        $3,125

                              EMPLOYMENT CONTRACTS

Robert L. Tuchman

     The Corporation has entered into an employment contract with Mr. Tuchman, amended and restated effective December 13, 1996 (the "Tuchman Employment Agreement"), which, as further amended in January, 1999, has a term ending December 31, 2003. Such term will extend for an additional year as of each January 1, unless, at least 90 days prior to the end of December 31, 2002 or any subsequent December 31 during the term, either Mr. Tuchman or the Corporation shall have given notice of nonrenewal. In addition to salary payments, the Tuchman Employment Agreement provides for the payment of an annual bonus to be determined by the Board in its sole discretion. Under the Tuchman Employment Agreement, the Corporation accepted from Mr. Tuchman in payment for certain stock options a promissory note in an amount equal to $375,000, bearing interest at the Long-Term Applicable Federal Rate. The Tuchman Employment Agreement further provides in general that Mr. Tuchman will not (a) engage in any "Competitive Activity" (as defined in the Tuchman Employment Agreement) during the term of such Employment Agreement and for a period of eighteen months thereafter, or (b) for a period of two years following his termination of employment, solicit the business of any client or prospective client of the Corporation or the employment of any present or future employee of the Corporation.

     In the event that the Corporation terminates Mr. Tuchman's employment for any reason other than because of a "permanent disability" or for "cause" (as each such term is defined in the Tuchman Employment Agreement), Mr. Tuchman is entitled to receive a lump sum equal to his full salary through the expiration date of the Tuchman Employment Agreement at the rate in effect at the time notice of termination is given, plus an additional amount equal to the bonus Mr. Tuchman received in respect of the calendar year prior to such termination. In addition, Mr. Tuchman is entitled to receive, except to the extent that he receives similar benefits from a subsequent employer, life, health and similar benefits (other than incentives such as stock options) to which he would otherwise have been entitled through the expiration of the Tuchman Employment Agreement. If, during the two-year period following a "Change in Control" (as defined in the Tuchman Employment Agreement), Mr. Tuchman's employment with the Corporation is terminated by the Corporation (or any successor thereto) other than because of a permanent disability or for cause, or if Mr. Tuchman terminates his employment for "good reason" (as defined in the Tuchman Employment Agreement), Mr. Tuchman is entitled to receive a lump sum payment equal to the sum of (i) his full salary through the expiration date of the Tuchman Employment Agreement at the rate in effect at the time notice of termination is given or for a full year, whichever is greater, plus (ii) a bonus payment equal to two times the amount of the bonus paid or payable to Mr. Tuchman in respect of the calendar year preceding the year in which the change in control occurs. In addition, Mr. Tuchman will not be bound by the non-compete provisions otherwise applicable in the event of his termination of employment. The Tuchman Employment Agreement provides that, in the event that any payments made to Mr. Tuchman in connection with a Change in Control (including severance payments and any other benefits to be paid or provided pursuant to the Tuchman Employment Agreement or any other benefit or incentive plan of the Corporation) would not be deductible by the Corporation by operation of section 280G of the Code, cash payments will be reduced (if necessary, to zero) to the extent necessary to make such payments deductible; provided, that Mr. Tuchman may elect to have noncash payments reduced (or eliminated) prior to the reduction of the cash severance payments.

Douglas M. Spranger

  In connection with the acquisition by the Corporation of Human Factors, Human Factors entered into an employment contract with Mr. Spranger effective November 25, 1997 (the "Spranger Employment Agreement"), which, as amended in January, 1999, has an initial term (the "Initial Term") ending December 31, 2000. Beginning on January 1, 2001 and on each January 1 thereafter, the Term of the Spranger Employment Agreement will automatically extend for an additional year unless, not later than June 30 of the preceding year, either Mr. Spranger or Human Factors shall have given notice of nonrenewal. The Spranger Employment Agreement provides for annual review of his salary, which shall be increased by no less than 5% per year. During the Initial Term, Mr. Spranger will be entitled to receive an incentive bonus payable from an earnings pool relating to the performance of Human Factors during the relevant fiscal year of Human Factors; following the Initial Term, the Board of Directors will have sole discretion to determine any annual cash bonuses to be awarded to Mr. Spranger. The Spranger Employment Agreement provides that in the event that Mr. Spranger's employment with Human Factors is terminated for any reason other than (i) by Mr. Spranger without Good Reason, (ii) by reason of Mr. Spranger's death, disability or retirement or (iii) by Human Factors for Cause (as each such term is defined in the Spranger Employment Agreement), Mr. Spranger shall be entitled to receive
(a) a lump sum in cash equal to the base salary in effect at the effective date of such termination that would otherwise have been payable during the remainder of the term of the Employment Agreement and (b) an annual bonus for the remainder of the term (payable at such time or times as such bonus would have been paid to Mr. Spranger were he employed for the remainder of the term, which bonus amount will be equal to no less than 50% of the bonus earned by Mr. Spranger in respect of the last fiscal year completed prior to the effective date of termination. In addition, Mr. Spranger would be entitled to life, health, disability and similar benefits for the remainder of the term, except to the extent that he receives such benefits from a subsequent employer.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of Neil R. Austrian, Mark N. Kaplan and Ira T. Wender. While the Committee administers, and makes recommendations to the Board of Directors with respect to, the executive compensation, stock option and benefit plans and grants under such plans, the Corporation's overall compensation strategy, including a determination of compensation paid to the Chief Executive Officer of the Corporation, Robert L. Tuchman, is determined by the entire Board of Directors.

Objectives
----------

     The Committee's primary objective is to attract and retain the most highly qualified executive officers and to insure that their compensation structure aligns their interests with those of the stockholders of the Corporation. Since Mr. Tuchman was the only key executive for which the Committee was responsible for administering compensation in 1998 and because of the specific circumstances surrounding the compensation paid to him, a policy which relates the compensation of executive officers to the overall performance of the Corporation has not been formulated. However, the Committee contemplates that, to the extent appropriate in the future, it may develop guidelines which could be utilized in relating executive compensation to the Corporation's overall growth and success.

Employment Agreements
---------------------

     The Corporation has employment agreements with Robert L. Tuchman, its Chief Executive Officer, and Douglas M. Spranger, its Senior Vice President. The Committee has considered the advisability of using employment agreements and has determined that their use is in the best interest of the Corporation because it facilitates the Corporation's ability to attract and retain the services of highly qualified executive officers. The Committee has observed that the use of employment agreements by the Corporation has provided stability with respect to the leadership of the Corporation's team of executive officers, and the Committee has determined that the practice of using employment agreements to retain the services of its senior executive officers should continue in the future. Each employment agreement separately reflects the terms that the Committee felt were necessary and appropriate to retain the services of such executive officer.

Components of Executive Compensation
------------------------------------

     The Corporation's executive compensation program consists of cash and equity compensation components.

         Cash Compensation.
         ------------------

     Cash compensation is comprised of base salary and annual cash incentive bonuses. The Chief Executive Officer had an employment agreement with the Corporation during the past fiscal year, and, therefore, his cash compensation levels are subject to the provisions of such employment agreement. The Committee has determined that it will continue the Corporation's policy of subjectively arriving at appropriate cash compensation levels in the process of negotiating such agreements. The terms and conditions of the Corporation's employment agreement with Mr. Tuchman are discussed in detail above. See "Employment Contracts," page 10.

     The Corporation offers the Chief Executive Officer an opportunity to earn additional cash compensation in the form of an annual bonus based on a number of subjective factors including the earnings of the Corporation, acquisition of enterprises and intellectual property and the efforts of the Chief Executive Officer.

     Bonuses that were paid to the Chief Executive Officer are disclosed above in the bonus column of the Summary Compensation Table.

         Equity Compensation.
         --------------------

     Equity compensation is comprised of stock options. Stock option grants reflect the Committee's desire to provide a meaningful equity incentive for the executive to have the Corporation prosper over the long term.

Chief Executive Officer Compensation
------------------------------------

     Mr. Tuchman has served as Chief Executive Officer of the Corporation since January 6, 1997. Mr. Tuchman's compensation is governed by the terms of an employment contract between Mr. Tuchman and the Corporation, entered into at the time he joined the Corporation in 1991, that was amended and extended in 1994, 1996 and again in January, 1999. In addition to salary payments, Mr. Tuchman's employment agreement provides for the payment of an annual bonus to be determined by the Board of Directors in its sole discretion. In its recommendation to the Board of Directors regarding Mr. Tuchman's bonus for fiscal 1998, the Committee considered Mr. Tuchman's active role in connection with the Corporation's acquisition of Selective Licensing and Promotion, Ltd., the operations of Human Factors the licensing of the Storer Modem technology, the Corporation's planned relocation in spring, 1999 and his overall contribution to the future growth of the Corporation.

Deductibility of Compensation
-----------------------------

     Section 162(m) of the Code generally limits to $1,000,000 the Corporation's federal income tax deduction for compensation paid in any year to each of its Chief Executive Officer and the four other most highest paid executive officers, to the extent such compensation is not "performance-based" within the meaning of
Section 162(m). The Committee will, in general, seek to qualify compensation paid to its executive officers for deductibility under Section 162(m), although the Committee believes it is appropriate to retain the flexibility to authorize payments of compensation that may not qualify for deductibility if, in the Committee's judgment, it is in the Corporation's best interest to do so.

                       The Compensation Committee of the Board of Directors

                       Neil R. Austrian
                       Mark N. Kaplan
                       Ira T. Wender

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

     The Committee is comprised of the following three directors: Neil R. Austrian, Mark N. Kaplan and Ira T. Wender. Mark N. Kaplan, a director of the Corporation, is a partner of Skadden, Arps, Slate, Meagher & Flom LLP which has been retained since February, 1982 to render legal services to the Corporation.

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN

     The following graph compares cumulative total return, assuming reinvestment of dividends, of the Corporation, the NASDAQ Market Index, the American Stock Exchange Index and a Peer Group Index, referred to below as the "SIC Code Index," which includes companies in Standard Industrial Classification Code 6794 (Patent Owners and Lessors) for the period commencing December 31, 1993 and ending December 31, 1998. The Peer Group Index consists of the following companies: 4 Kids Entertainment, Inc., All-American Sportpark Inc., Blimpie International, Inc., Dwyer Group Inc., Electric Fuel Corporation, Frontier Adjuster of America, Ha-Lo Industries Inc., Harvey Entertainment Co., Igen International, Inc., Inacom Corporation, Interdigital Communications Corporation, Maxim Group, Inc., Mesabi Trust, N-Viro International Corporation., Projectavision, Inc., Quizno's Corporation, REFAC Technology Development Corporation, Rentrak Corporation, SRS Labs Inc., Waste Systems International and Zitel Corporation.

  On March 14, 1994, the Company's common stock became listed and began to trade on the American Stock Exchange ("AMEX") with the symbol REF. The move to the AMEX was prompted by AMEX's auction market system. The Company felt that stockholder value would be enhanced by narrower quotation spreads, low trade-to-trade price variation and better stock liquidity.


                             [CHART APPEARS HERE]

------------------------------------------------------------------------------------------------
                                                          YEAR ENDED DECEMBER 31,
                                               ------------------------------------------

                                             1993     1994     1995     1996     1997     1998

REFAC Technology Development Corporation    $100.00  $ 92.00  $107.16  $102.34  $187.26  $125.20

Peer Group (SIC Code) Index                 $100.00  $110.31  $233.84  $300.42  $351.15  $408.98

American Stock Exchange Index               $100.00  $ 88.33  $113.86  $120.15  $144.57  $142.61

NASDAQ Market Index                         $100.00  $104.99  $136.18  $169.23  $207.00  $291.96
------------------------------------------------------------------------------------------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

(1) Mark N. Kaplan is a partner of Skadden, Arps, Slate, Meagher & Flom LLP which has been retained since February, 1982 to render legal services to the Corporation.

(2)  See "Employment Contracts", page 10.

(3) In connection with the acquisition of Human Factors in November, 1997, Human Factors entered into a five year employment agreement with Douglas M. Spranger to serve as its President and Chief Executive Officer. On December 31, 1998, Human Factors was merged into REFAC International, Ltd. ("RIL") and, on January 14,1999, Mr. Spranger's contract was amended. As a result, he has become the Senior Vice President of the Corporation and RIL and Bert D. Heinzelman has succeeded him as President of Human Factors.
     Mr. Heinzelman will also become the Chief Executive Officer of Human Factors when the Corporation relocates its facilities to Edgewater, New Jersey in late spring, 1999. The term of Mr. Spranger's contract was also reduced and now terminates on December 31, 2000. His annual service was reduced from ten months to eight months and his annual compensation was reduced from $226,840 to $190,545.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Grant Thornton LLP served as the independent public accountants for the Corporation and its subsidiaries for the fiscal year ended December 31, 1998 and the Board of Directors has retained such Firm to serve as the Corporation's independent public accountants for the fiscal year commencing January 1, 1999. Grant Thornton LLP does not have any direct or indirect financial interest in the Corporation or any of its subsidiaries in any capacity other than that of independent public accountants. A representative of the firm will be present at the meeting to answer questions by stockholders concerning the accounts of the Corporation and will have the opportunity to make a statement, if such representative desires to do so.

                                 OTHER MATTERS

     The Board of Directors of the Corporation does not know of any other matters which are likely to be brought before the meeting. However, in the event that any other matters properly come before the meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their judgment on such matters.

                           PROPOSALS BY STOCKHOLDERS

     Proposals of stockholders intended to be presented, pursuant to Rule 14a-8 under the Exchange Act, at the Annual Meeting of Stockholders of the Corporation to be held in 2000 must be received by the Company at the Company's principal executive offices by December 7, 1999 if they are to be included in the Corporation's proxy statement and proxy relating to such meeting. In order for stockholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Company at the Company's principal executive offices by March 11, 2000. The Company's By-Laws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the By-Laws, not later than March 11, 2000 and not earlier than February 10, 2000.

                            SOLICITATION OF PROXIES

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy will be borne by the Corporation. In addition to the solicitation of proxies by use of the mails, the Corporation may utilize the services of some of its officers and regular employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by telephone and telegraph.

                                    By Order of the Board of Directors



                                    Robert L. Tuchman
                                    Chairman of the Board


New York, New York
April 5, 1999